UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ECOMINAS CORP.
(Exact name of registrant as specified in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 The Green STE R

Dover, DE 19901

(Address of principal executive offices)

416-825-9367

Registrant’s telephone number

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered
Common Stock, $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date. 107,670,830 common shares as of March 31, 2026

EXPLANATORY NOTE

This Registration Statement on Form 10 (the “Registration Statement”) is being filed by Ecominas Corp., a Nevada corporation (the “Company” or the “Registrant”), on a voluntary basis pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to register the Company’s common stock under the Exchange Act.

Upon the effectiveness of this Registration Statement, the Company will become subject to the reporting requirements of the Exchange Act, including the obligation to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as such other reports and requirements applicable to issuers with securities registered pursuant to Section 12(g) of the Exchange Act.

This Registration Statement, including the exhibits filed herewith, is available for public inspection through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov.

Name Change and Trading Symbol Disclosure

The Company is legally incorporated in the State of Nevada and currently operates under the name Ecominas Corp., following an amendment to its Articles of Incorporation filed on February 10, 2026.

The Company has undergone multiple name changes throughout its corporate history. Since inception, the Company has operated under the following names:

·	H. Herbig Land & Livestock Incorporated (August 22, 1995 – May 5, 1998)
·	Dermalay Industries, Inc. (May 5, 1998 – July 8, 2005)
·	International Luxury Products, Inc. (July 8, 2005 – May 13, 2023)
·	Maya Innovations Corp. (May 13, 2023 – September 21, 2023)
·	Pure North Analytics Corp. (September 21, 2023 – November 2, 2023)

Subsequent to these changes, and as noted above, the Company amended its Articles of Incorporation on February 10, 2026 to change its legal name to Ecominas Corp.

As of the date of this Registration Statement, the Company’s common stock continues to be quoted on the OTC Markets Group Inc. under the name International Luxury Products, Inc. and the trading symbol “ILXP.” The quotation system reflects a prior corporate name because the corporate action required to update the Company’s name and trading symbol in the public marketplace has not yet been processed or made effective through the Financial Industry Regulatory Authority (“FINRA”).

Following the effectiveness of this Registration Statement, the Company intends to submit a corporate action request to FINRA to align its public quotation with its current legal name. In connection with such request, the Company intends to seek approval for the trading symbol “ECMC,” or, if unavailable, “ECOC” or “ECMS.”

Until such time as FINRA approves and processes the corporate action request, the Company’s securities are expected to continue to trade on the OTC Markets under the name International Luxury Products, Inc. and the trading symbol “ILXP.”

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF BUSINESS

GENERAL INFORMATION

Ecominas Corp. is a mining services and mineral processing company focused on providing operational, technical, and processing solutions to third-party mining operators, primarily in Latin America. The Company is not a holder of mineral concessions or mineral rights and does not engage in the exploration or ownership of mineral reserves. Instead, the Company’s business model is centered on supporting existing mining operations through the provision of processing capacity, equipment deployment, operational oversight, and technical services designed to improve efficiency and recoverable output.

The Company seeks to position itself as a processing and services partner to medium-scale and developing mining operations that may lack in-house infrastructure, processing expertise, or capital resources necessary to efficiently process mineralized material. Under this model, Ecominas Corp. intends to generate revenue through contractual arrangements pursuant to which it provides processing services, operational support, and related technical solutions in exchange for service fees, processing charges, or other contractual consideration, rather than through direct ownership of mining properties.

The Company’s planned operations are designed to support the extraction, processing, and upgrading of mineralized material produced by third-party mining operators. These activities may include the handling and processing of materials containing precious metals, base metals, and other mineralized resources, depending on the nature of each service engagement. The Company does not currently conduct exploration activities and does not independently determine the location or scope of mining operations conducted by its clients.

Ecominas Corp. intends to deploy a combination of physical processing infrastructure, modular equipment, and operational methodologies to support its services. These capabilities are expected to include mineral processing equipment, material handling systems, power and water support infrastructure, and on-site operational management. The Company also intends to incorporate data collection, monitoring, and operational optimization tools into its service offerings where commercially feasible, with the objective of improving process efficiency, reducing downtime, and supporting consistent operational performance.

The Company is in the early stages of developing its mining services and processing business. As of the date of this filing, Ecominas Corp. has not generated revenue and has not commenced full-scale commercial operations. The timing and extent of future operations will depend on, among other factors, the Company’s ability to secure service contracts with third-party mining operators, deploy equipment and infrastructure, obtain any required permits or approvals, and access sufficient capital to support operational activities.

BUSINESS MODEL

Ecominas Corp. operates as a mining services and mineral processing company, providing operational, technical, and processing services to third-party mining operators pursuant to contractual arrangements. The Company’s business model is structured to generate revenue through the provision of services and processing capacity rather than through ownership of mineral concessions, mining rights, or mineral reserves.

The Company intends to enter into service-based agreements with mining operators under which Ecominas Corp. provides processing, operational, and technical support in exchange for agreed-upon compensation. Depending on the nature of the project, the scope of services, and the contractual terms negotiated with a client, these arrangements may include one or more of the following revenue structures:

•	Mineral processing services, under which the Company charges fees based on the volume or tonnage of mineralized material processed through Company-deployed equipment or facilities;
•

Production-sharing or profit-participation arrangements, pursuant to which the Company receives a portion of the processed output or project proceeds in consideration for providing processing capacity, equipment, and operational services;

•	Operational and technical services agreements, under which the Company provides plant operation, maintenance, and technical oversight services in exchange for fixed or variable service fees; and
•

Optimization and performance-based service contracts, under which compensation may be linked, in whole or in part, to agreed operational metrics, such as throughput efficiency, recovery rates, or cost reductions.

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Under this business model, the Company does not typically acquire ownership of mineral concessions, mining licenses, or mineral rights. Instead, Ecominas Corp. seeks to deploy processing equipment, infrastructure, and technical expertise to support its clients’ existing mining operations. The Company’s role is intended to focus on improving processing efficiency, operational performance, and overall project economics for third-party operators, while limiting the Company’s exposure to exploration risk and long-term mineral ownership obligations.

The specific terms of any service arrangement, including pricing, duration, performance criteria, and allocation of operational responsibilities, are expected to vary by project and are subject to negotiation with each client. The Company’s ability to generate revenue under this model will depend on its ability to secure service contracts, successfully deploy and operate equipment, and perform its services in accordance with contractual requirements.

As of the date of this filing, Ecominas Corp. has not entered into material revenue-generating contracts, and there can be no assurance that the Company will be able to obtain such contracts on favorable terms or at all.

CORE SERVICES

Ecominas Corp.’s services are focused on the downstream, operational, and processing aspects of mining activities, rather than on mineral exploration or concession ownership. The Company intends to provide a range of services designed to support third-party mining operators in the handling, processing, and optimization of mineralized material produced from existing mining operations.

The Company’s core services are expected to fall into two primary categories: mineral processing services and operational and technical services. The specific services provided under each engagement will depend on the characteristics of the project, the client’s operational needs, and applicable regulatory requirements.

Mineral Processing Services

Ecominas Corp. intends to provide mineral processing services using modular and scalable equipment configurations that may be deployed on-site or at designated processing locations, depending on project requirements. These services are designed to assist mining operators in the treatment and upgrading of mineralized material prior to sale, transport, or further refinement.

Mineral processing services may include, among others:

•	Crushing and grinding operations to reduce material size and prepare feedstock for further processing;
•	Gravity separation techniques for the recovery of mineralized material based on density differences;
•	Flotation and dense media separation processes, where appropriate, to enhance recovery of target minerals;
•	Processing of low-grade or previously uneconomic material, including tailings or stockpiled material, where feasible; and
•	Material handling, staging, and throughput management associated with processing activities.

The Company does not refine minerals to a finished consumer or industrial product and does not engage in smelting or chemical refining activities. Processing services are intended to support intermediate upgrading or concentration stages as required by client operations.

Operational and Technical Services

In addition to processing activities, Ecominas Corp. intends to provide operational and technical services designed to support the ongoing operation and efficiency of mining and processing facilities operated by third parties.

These services may include:

•	Plant operation and operational oversight, including supervision of processing activities and coordination of equipment usage;
•	Maintenance and equipment management, including routine servicing, troubleshooting, and operational readiness support;
•	Production planning and scheduling, including coordination of material flow and processing capacity;
•	Cost and efficiency optimization initiatives, focused on reducing downtime, improving throughput, and managing operational inputs; and
•	Technical advisory and support services, including process monitoring and operational reporting.

Operational and technical services may be provided through Company personnel, contracted specialists, or a combination of internal and third-party resources, depending on project scale and geographic location.

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Deployment and Service Delivery

Ecominas Corp. intends to deploy its services using modular, transportable, and adaptable processing configurations designed to accommodate varying site conditions and project sizes. Equipment and infrastructure may be deployed on a temporary or project-specific basis pursuant to contractual arrangements with clients.

Service delivery may involve on-site operations, remote monitoring, or a combination thereof. The Company anticipates that certain services will require coordination with local labor, contractors, and service providers in the jurisdictions where projects are located.

Scope Limitations

The Company does not engage in mineral exploration activities, does not conduct drilling programs, and does not hold or operate mineral concessions or mining licenses. Responsibility for mining activities, permitting, and regulatory compliance related to mineral extraction remains with the third-party mining operator.

TECHNOLOGY AND OPTIMIZATION

Ecominas Corp. intends to incorporate technology-enabled tools and operational optimization methodologies into its mining services and processing activities where commercially and operationally appropriate. The Company’s use of technology is intended to support operational efficiency, equipment utilization, process monitoring, and decision-making rather than to function as a standalone technology or software business.

The Company’s approach to technology and optimization is focused on practical, operations-oriented applications designed to improve the consistency, reliability, and efficiency of processing and operational activities performed for third-party mining operators. These tools are intended to supplement physical processing infrastructure and on-site operations, not replace them.

Operational Data Collection and Monitoring

Ecominas Corp. expects to utilize data collection and monitoring systems to support processing and operational activities. These systems may include the collection of operational data related to equipment performance, throughput volumes, material characteristics, downtime events, and maintenance intervals.

Operational data may be collected through a combination of on-site instrumentation, equipment sensors, manual reporting, and third-party systems, depending on the configuration of a particular project. The Company intends to use such data primarily for internal operational purposes, including performance tracking, maintenance planning, and process evaluation.

Process Optimization and Performance Analysis

The Company intends to apply process optimization methodologies to improve operational efficiency and processing outcomes. These methodologies may include:

•	Analysis of throughput and recovery performance;
•	Evaluation of processing bottlenecks and downtime events;
•	Adjustment of operational parameters to improve consistency and utilization; and
•	Assessment of operational inputs, including energy, water, and consumables, where applicable.

Optimization activities are expected to be project-specific and dependent on site conditions, equipment configuration, and client requirements. The Company does not guarantee improvements in recovery rates, throughput, or operating costs as a result of such optimization efforts.

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Maintenance and Equipment Management Tools

Ecominas Corp. may utilize maintenance planning and equipment management tools to support operational readiness and reduce unplanned downtime. These tools may include preventive maintenance schedules, condition-based monitoring practices, and equipment performance tracking systems.

Maintenance and equipment management activities may be conducted using internally developed procedures, commercially available software platforms, or third-party service providers. The Company does not currently own proprietary maintenance software or patented technology.

Digital Systems and Third-Party Platforms

Certain technology-enabled functions may be supported through third-party software platforms, data systems, or service providers, including tools related to operational reporting, equipment tracking, logistics coordination, or compliance monitoring. The Company’s reliance on third-party platforms may vary by project and jurisdiction.

The Company does not currently hold issued patents, registered trademarks related to proprietary technology, or exclusive licenses for software systems. Any internally developed processes or methodologies are intended to support operational execution and are not currently protected by intellectual property registrations.

Development Status and Limitations

The Company’s technology and optimization capabilities are in various stages of development and implementation. Certain systems and methodologies may require further testing, customization, or validation prior to deployment in commercial operations. The successful integration of technology-enabled tools into the Company’s services will depend on factors including project scale, client cooperation, site conditions, and availability of technical resources.

There can be no assurance that the Company’s technology and optimization efforts will result in measurable operational improvements or contribute to profitability.

ASSETS AND INFRASTRUCTURE

Ecominas Corp.’s operational capabilities are intended to be supported by a combination of physical assets, equipment, and infrastructure acquired or to be acquired in connection with the Company’s mining services and processing activities. These assets are intended to support the deployment of processing, operational, and technical services for third-party mining operators and are not held for the purpose of owning or exploiting mineral concessions or mineral reserves.

The Company’s assets are designed to be deployable, modular, and adaptable, allowing for use across different project sites and operating conditions depending on the requirements of individual service engagements.

Equipment and Machinery

The Company has acquired, or intends to deploy, various categories of equipment and machinery commonly used in mining services and mineral processing operations. Such equipment may include, among others:

•	Mineral processing equipment, including crushers, grinders, separation units, and related processing components;
•	Material handling equipment, including loaders, conveyors, trucks, and auxiliary transport machinery;
•	Support and auxiliary machinery, including generators, pumps, compressors, and related systems necessary to support processing activities; and
•	Maintenance and service equipment required for routine operation, servicing, and repair of deployed assets.

The specific configuration, capacity, and deployment of equipment are expected to vary by project and will depend on site conditions, contractual arrangements, and operational requirements.

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Land and Operational Sites

The Company has acquired, or may acquire access to, certain land parcels and operational sites intended to support processing, staging, equipment deployment, and service delivery activities. Such land may be used for purposes including equipment storage, material staging, processing activities, and logistical support.

The Company does not own mineral concessions, mining licenses, or mineral rights associated with such land. Use of land and operational sites is intended to support service operations and infrastructure deployment rather than mineral extraction. Responsibility for mining activities and compliance with permitting and licensing requirements related to mineral extraction remains with third-party mining operators.

Facilities and Infrastructure

Ecominas Corp.’s infrastructure may include temporary or semi-permanent facilities deployed in connection with specific service contracts. These facilities may include processing areas, maintenance zones, storage facilities, and operational support areas.

Infrastructure deployment may involve the use of leased facilities, project-specific installations, or third-party infrastructure, depending on project requirements and geographic location. The Company does not currently own permanent processing plants or large-scale fixed industrial facilities.

Logistics and Support Infrastructure

The Company’s operations may require logistical support infrastructure to facilitate the movement, deployment, and servicing of equipment and materials. Such infrastructure may include transportation assets, warehousing arrangements, and coordination with third-party logistics providers.

Logistical activities are expected to be conducted in coordination with clients, contractors, and local service providers, and may vary significantly depending on jurisdiction and project scope.

Acquisition and Deployment of Assets

Certain assets and infrastructure referenced above were acquired pursuant to an asset purchase transaction completed in 2026. Additional assets may be acquired, leased, or contracted for in the future as the Company enters into service arrangements and expands its operations.

The Company’s ability to deploy and utilize its assets effectively will depend on factors including the availability of service contracts, access to capital, regulatory considerations, and operational execution.

TARGET MARKETS AND GEOGRAPHIC FOCUS

Ecominas Corp. intends to focus its mining services and mineral processing activities primarily in Latin America, a region the Company believes presents opportunities for service-based processing and operational support solutions due to the presence of established mining activity, varied mineral production, and a significant number of medium-scale and developing mining operations.

The Company’s target market consists primarily of third-party mining operators that are engaged in active mining operations but may lack sufficient processing infrastructure, operational capacity, or technical resources to efficiently process mineralized material or optimize production outcomes. These operators may include privately held mining companies, joint ventures, cooperatives, or other entities engaged in mineral extraction activities.

Geographic Focus

The Company’s intended geographic focus includes select jurisdictions within Latin America where mining activity is established and where service-based processing and operational support models are commonly utilized. The specific countries or regions in which the Company may operate are expected to vary depending on factors such as project availability, regulatory considerations, infrastructure access, and the terms of service arrangements with third-party operators.

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The Company does not currently maintain permanent operations or facilities in any specific country and does not have long-term contractual commitments tied to a particular jurisdiction. Geographic deployment of services is expected to be project-driven and may change over time based on business opportunities and operational considerations.

Market Characteristics

The Company believes that certain characteristics of mining activity in Latin America may be conducive to its service-oriented business model, including:

•	The presence of medium-scale and developing mining operations that may rely on third-party processing and operational support;
•	Variability in access to modern processing infrastructure and equipment across different regions;
•	Demand for cost-efficient processing solutions capable of handling diverse mineralized materials; and
•	Opportunities for operational optimization and infrastructure deployment without requiring long-term ownership of mining assets.

These market characteristics may support demand for service-based processing and operational solutions, although the Company cannot predict the extent to which such demand will materialize.

Regulatory and Operational Considerations

Mining activities and related services are subject to varying regulatory, environmental, labor, and permitting requirements depending on jurisdiction. While responsibility for mining permits and mineral extraction generally rests with the third-party mining operator, the Company’s service activities may be subject to local operational, environmental, and safety regulations.

The Company’s ability to operate in any particular jurisdiction will depend on compliance with applicable laws and regulations, the availability of qualified personnel and contractors, logistical considerations, and the stability of local operating conditions. The Company does not currently hold licenses or permits that would enable it to operate universally across jurisdictions and may be required to obtain project-specific approvals prior to commencing services.

Early-Stage Market Presence

As of the date of this filing, Ecominas Corp. has not commenced revenue-generating operations in any geographic market. The Company’s market presence remains in the early stages of development, and there can be no assurance that the Company will successfully establish operations in its targeted markets or that anticipated service opportunities will materialize.

ENVIRONMENTAL, SOCIAL, AND REGULATORY CONSIDERATIONS

Ecominas Corp.’s operations and service activities are subject to a range of environmental, social, labor, health and safety, and regulatory requirements, which vary by jurisdiction and by the nature of each service engagement. While responsibility for mineral extraction, mining permits, and concession compliance generally rests with the third-party mining operator, the Company’s processing and operational support activities may be subject to applicable local, regional, and national regulations.

The Company’s approach to environmental, social, and regulatory matters is intended to focus on compliance with applicable laws and contractual obligations, rather than on the implementation of formal environmental, social, or governance (“ESG”) programs or certifications.

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Environmental Considerations

The Company’s processing and operational support activities may involve the use of equipment, water, energy, and consumables and may generate waste materials, including tailings and byproducts associated with mineral processing. Environmental requirements applicable to such activities may include regulations relating to waste management, water usage, emissions, site rehabilitation, and environmental monitoring.

Ecominas Corp. does not currently conduct mineral extraction activities and does not hold environmental permits associated with mining operations. Environmental permitting and compliance obligations related to mineral extraction generally remain the responsibility of the third-party mining operator. However, the Company may be required to comply with environmental standards applicable to its service activities, including those related to equipment operation, processing facilities, and site-specific operations.

The Company intends to operate in accordance with applicable environmental laws and regulations where commercially and operationally feasible. There can be no assurance that compliance with environmental requirements will not result in increased operating costs, delays, or restrictions on service activities.

Social and Labor Considerations

The Company’s operations may involve engagement with local workforces, contractors, and service providers in the jurisdictions where services are performed. Labor and employment regulations applicable to the Company’s activities may include requirements related to worker safety, employment practices, contractor relationships, and local labor standards.

Ecominas Corp. does not currently employ a large full-time workforce and anticipates that certain operational, technical, and support services may be provided by contractors or third-party service providers. The Company’s ability to secure qualified personnel and contractors may vary by jurisdiction and may be affected by local labor market conditions, regulatory requirements, and project-specific considerations.

Health and Safety

The Company’s service activities may involve industrial equipment, machinery, and operational environments that present health and safety risks. Applicable laws and regulations may impose requirements related to workplace safety, equipment operation, training, and incident reporting.

While responsibility for overall site safety may rest with the mining operator, the Company may be responsible for implementing and complying with safety procedures applicable to its personnel, contractors, and equipment. Failure to comply with health and safety requirements could result in penalties, operational disruptions, or liability exposure.

Regulatory and Permitting Environment

Mining-related activities and associated services are subject to regulatory oversight that varies by jurisdiction. Regulatory requirements applicable to the Company’s services may include business licensing, environmental approvals, operational permits, customs and import/export regulations, and compliance with local laws governing industrial activities.

The Company does not currently hold blanket permits authorizing operations across multiple jurisdictions. The ability to commence or expand service activities in any given location may require project-specific approvals, registrations, or compliance measures. Regulatory changes, enforcement actions, or delays in obtaining required approvals could adversely affect the Company’s ability to conduct operations.

Compliance and Limitations

The Company’s ability to manage environmental, social, and regulatory considerations effectively will depend on factors including the jurisdictions in which it operates, the scope of its service activities, the terms of contractual arrangements with clients, and the availability of qualified personnel and advisors. There can be no assurance that the Company will be able to comply with all applicable requirements without incurring additional costs, delays, or operational limitations.

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STAGE OF OPERATIONS

Ecominas Corp. is in the early stages of developing its mining services and mineral processing business. As of the date of this filing, the Company has not commenced revenue-generating operations, has not entered into material commercial service contracts, and has not generated revenue from its planned business activities.

The Company’s current activities are focused on organizational, planning, and preparatory efforts, including the evaluation and integration of acquired assets, development of operational frameworks, identification of potential service opportunities, and assessment of regulatory, logistical, and capital requirements necessary to support future operations.

Current Status

As of the date of this filing:

•	The Company has completed a change in control and management transition;
•	The Company has completed an asset acquisition intended to support future service operations;
•	The Company is in the process of developing operational plans, service offerings, and deployment strategies;
•	The Company has not commenced processing activities for third-party mining operators; and
•	The Company has not generated revenue and has incurred operating losses since inception.

The Company’s ability to advance beyond its current stage of operations will depend on its ability to secure service contracts with third-party mining operators, deploy equipment and infrastructure, obtain any required permits or approvals, and access sufficient capital to fund operational activities.

Planned Development Activities

The Company’s planned development activities may include, among others:

•	Identification and negotiation of service-based processing and operational support contracts;
•	Deployment and testing of processing equipment and operational infrastructure;
•	Engagement of contractors, service providers, and technical personnel;
•	Establishment of operational, safety, and compliance procedures; and
•	Assessment of project-specific regulatory and permitting requirements.

These activities are expected to occur incrementally and on a project-by-project basis, and there can be no assurance as to the timing or success of such efforts.

Capital and Execution Dependencies

The Company’s transition from its current stage of operations to revenue-generating activities will require capital investment to support equipment deployment, infrastructure setup, working capital needs, and operational execution. The Company may seek to obtain such capital through equity or debt financings, strategic arrangements, or other funding sources.

There can be no assurance that the Company will be able to obtain sufficient capital on acceptable terms or at all, or that any capital raised will be sufficient to support the Company’s planned operations.

Uncertainty of Future Operations

The successful execution of the Company’s business plan is subject to numerous risks and uncertainties, including market conditions, regulatory requirements, availability of service contracts, operational challenges, and capital constraints. As a result, there can be no assurance that the Company will achieve its planned operational milestones or become profitable.

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EMPLOYEES AND MANAGEMENT

As of the date of this filing, Ecominas Corp. does not have any full-time employees. The Company’s operations, planning, and strategic activities are currently overseen by its executive management.

The Company anticipates that certain operational, technical, administrative, and professional services may be performed by independent contractors, consultants, or third-party service providers as needed, particularly in connection with project evaluation, equipment deployment, operational support, regulatory compliance, and local site activities. The use of contractors and third-party providers is intended to provide flexibility and to limit fixed personnel costs during the early stages of the Company’s development.

Management Oversight

The Company’s business activities are directed by its executive management, which is responsible for strategic planning, capital allocation, contract negotiation, asset deployment decisions, and overall corporate governance. Management is also responsible for evaluating potential service opportunities, coordinating with third-party mining operators, and overseeing the development of operational and compliance frameworks.

As the Company’s operations expand, the Company may hire additional personnel or engage additional contractors to support operational execution, technical services, safety oversight, and administrative functions. The timing and extent of any such hiring will depend on the availability of service contracts, capital resources, and operational requirements.

Reliance on Key Personnel

The Company’s current operations and development activities are substantially dependent on the continued services of its executive management. The loss of one or more key members of management could have a material adverse effect on the Company’s ability to develop and execute its business plan.

COMPETITION

The mining services and mineral processing industry is highly competitive and includes a broad range of participants that vary by geographic scope, service offerings, scale of operations, and technical capabilities. Ecominas Corp. expects to compete with regional and international service providers, equipment operators, processing contractors, and engineering firms that provide services to mining operators.

Competitors may include companies that offer one or more of the following services:

•	Mineral processing and treatment services;
•	Plant operation and maintenance services;
•	Equipment leasing or deployment services;
•	Technical and operational consulting services; and
•	Integrated mining services that combine processing, operations, and infrastructure support.

Competition may also arise from mining operators that elect to perform processing and operational activities internally rather than engaging third-party service providers.

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Competitive Factors

The Company believes that competition in its target markets is influenced by several factors, including:

•	Pricing and cost structure, including the ability to provide services at competitive rates;
•	Availability and condition of equipment and infrastructure;
•	Operational expertise and execution capability;
•	Ability to deploy services on a project-specific and flexible basis;
•	Compliance with applicable regulatory and safety requirements; and
•	Local presence, relationships, and access to labor and contractors.

The relative importance of these factors may vary depending on the nature of a particular project, geographic location, and client requirements.

Competitive Position

Ecominas Corp. is an early-stage company and does not currently have an established competitive position, market share, or operating history in its target markets. The Company’s ability to compete successfully will depend on its ability to secure service contracts, deploy assets effectively, manage costs, and execute operations in accordance with contractual and regulatory requirements.

Many of the Company’s current and potential competitors have substantially greater financial resources, operational experience, established customer relationships, and personnel than the Company. As a result, such competitors may be able to respond more quickly to market opportunities, offer more favorable pricing or contract terms, or withstand adverse market conditions better than the Company.

Barriers to Entry and Limitations

The mining services industry may involve barriers to entry, including capital requirements, access to equipment, regulatory compliance obligations, and the need for operational expertise. However, the Company cannot assure that these factors will prevent new competitors from entering the market or existing competitors from expanding their service offerings.

The Company’s lack of operating history and limited resources may place it at a competitive disadvantage, particularly during the early stages of development.

Company History

The Company was incorporated on August 22, 1995, as a Nevada corporation under the name H. Herbig Land & Livestock Incorporated. From inception through December 2, 1997, the Company did not conduct significant operating activities.

On December 2, 1997, the Company entered into an agreement to acquire the name Dermalay Industries, Inc. and certain inventory in exchange for shares of its common stock. On May 5, 1998, the Company formally changed its corporate name to Dermalay Industries, Inc.

On March 7, 2005, the Company filed a Form 15 under the Securities Exchange Act of 1934, terminating its registration pursuant to Section 12(g). On July 8, 2005, the Company changed its name to International Luxury Products, Inc.

On July 11, 2019, Custodian Ventures LLC, on behalf of David Lazaar, applied for appointment as custodian of the Company with the Eighth Judicial District Court of Clark County, Nevada. On August 22, 2019, the court granted the custodianship, and thereafter Mr. Lazaar was appointed as the Company’s sole interim director and officer.

Between 2019 and 2022, the Company underwent various changes in officers and directors in connection with efforts to reactivate its corporate status. On October 19, 2022, the Company accepted the resignation of its then sole officer and director, Alvin Kersting, who cancelled and returned 70,130,000 shares of common stock to authorized but unissued status.

Effective the same date, Andrew Gaudet was appointed as the Company’s sole officer and director. In connection with his appointment, the Company issued 40,000,000 restricted shares of common stock to Mr. Gaudet.

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On March 20, 2023, the Company entered into an asset purchase agreement relating to artificial intelligence assets intended for use in the healthcare industry. On September 15, 2023, the parties mutually agreed to unwind and void this transaction pursuant to an unwind agreement and mutual release.

On September 15, 2023, the Company entered into an asset purchase agreement with Pure North Analytics, an unincorporated entity, and Tejas Bansilal Parikh, pursuant to which the Company acquired certain artificial intelligence–related assets in exchange for 6,000,000 restricted shares of common stock.

On September 21, 2023, the Company’s shareholders approved a change of the Company’s corporate name to Pure North Analytics Corp.

On September 26, 2023, the Company entered into an executive employment agreement with Mr. Parikh, pursuant to which he was appointed as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and Chairman of the Board of Directors. In connection with this appointment, the Company approved the issuance of 36,000,000 restricted shares of common stock to Mr. Parikh. On the same date, Mr. Gaudet resigned from his executive officer positions. His resignation was not the result of any disagreement with the Company. Also on September 26, 2023, the Company appointed Sokratis Sokratous and Gabriela Antoniou as independent members of the Board of Directors.

On February 26, 2025, Tejas Bansilal Parikh entered into affiliate stock purchase agreements with Andrew Gaudet, pursuant to which Mr. Parikh agreed to sell to Mr. Gaudet (i) 81,000,000 shares of the Company’s common stock and (ii) 5,000,000 shares of the Company’s Series B Preferred Stock, in each case in a private transaction between affiliates.

On March 18, 2025, the Company’s Board of Directors approved the foregoing share transfers and authorized the Company’s transfer agent, Pacific Stock Transfer Company, to effectuate the reissuance of such shares. In connection with the transfer, the Board further approved a waiver of the medallion signature guarantee requirement and agreed to indemnify the transfer agent in reliance on a notarized stock power and hold-harmless letter provided by Mr. Gaudet.

As a result of these transactions and approvals, Mr. Gaudet became the record and beneficial owner of the transferred shares pursuant to duly executed agreements and Board authorization, thereby restoring his ownership position prior to the subsequent change-of-control transaction.

On February 4, 2026, Andrew Gaudet entered into affiliate stock purchase agreements with Ricardo Enrique Silva Canelon, pursuant to which Mr. Gaudet agreed to sell to Mr. Canelon (i) 81,000,000 shares of the Company’s common stock and (ii) 5,000,000 shares of the Company’s Series B Preferred Stock, in each case in a private transaction between affiliates. The Company’s Board of Directors approved the foregoing share transfers and authorized the Company’s transfer agent, Pacific Stock Transfer Company, to effectuate the reissuance of such shares.

As a result of this transaction, Mr. Canelon became the beneficial and record owner of a majority of the Company’s issued and outstanding common stock, representing approximately seventy-five percent (75.22%) of the Company’s issued and outstanding common stock, which independently confers voting control of the Company. Mr. Canelon also owns 100% of the Company’s issued and outstanding Series B Preferred Stock, which carries additional voting rights.

Effective upon the closing of the change of control transaction:

•	Tejas Bansilal Parikh resigned from all officer and director positions;
•	Sokratis Sokratous resigned from the Board of Directors; and
•	Gabriela Antoniou resigned from the Board of Directors.

Following these resignations, Ricardo Enrique Silva Canelon was appointed to serve as Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and Chairman of the Board.

Additionally, in February 5, 2026, the Company entered into an asset purchase agreement pursuant to which it acquired certain tangible and intangible assets related to mining services and mineral processing operations. This asset acquisition was separate from and independent of the change of control transaction and did not affect voting control of the Company.

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Following the change of control and asset acquisition, the Company shifted its business focus away from artificial intelligence–related activities and toward mining services and mineral processing operations conducted under the Ecominas business. The Company is currently in the early stages of developing this business and has not generated revenue to date.

ITEM 1A. RISK FACTORS.

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this registration statement, before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

The risks described below are not the only risks facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations.

We are an early-stage company with no operating history in our current business and no revenue.

We are in the early stages of developing our mining services and mineral processing business under the Ecominas brand. As of the date of this filing, we have not commenced revenue-generating operations, have not entered into material commercial service contracts, and have not generated revenue. Our limited operating history makes it difficult to evaluate our business, prospects, and likelihood of success.

We may not be successful in developing or executing our business plan, and there can be no assurance that we will ever generate revenue or achieve profitability. Investors should consider the risks, uncertainties, and difficulties frequently encountered by early-stage companies, particularly those entering new markets or industries.

We have a limited operating history and our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in its audit report on our financial statements expressing substantial doubt about our ability to continue as a going concern. We have incurred recurring losses, have limited operating history in our current business, and have not yet generated sufficient revenues to support our operations. As of December 31, 2025, we had an accumulated deficit and limited cash resources.

Our ability to continue as a going concern is dependent upon our ability to generate revenues, achieve profitable operations, and obtain additional financing. There can be no assurance that we will be able to generate revenues at levels sufficient to support our cost structure, or that additional financing will be available to us on acceptable terms, if at all. If we are unable to obtain adequate financing or achieve profitability, we may be required to significantly curtail or cease operations.

Management intends to address these conditions by implementing its business plan, which includes pursuing strategic opportunities, developing revenue-generating operations, and seeking additional capital through equity or debt financings. However, there can be no assurance that these plans will be successful.

If we are unable to continue as a going concern, our stockholders may lose their entire investment in our securities.

Risks Related to Our Corporate Name and Trading Symbol Transition

Our corporate name and trading symbol may remain inconsistent for a period of time, which could cause investor confusion and adversely affect the trading of our common stock.

The Company has amended its Articles of Incorporation to change its legal corporate name to Ecominas Corp. However, as of the date of this Registration Statement, the Company’s common stock continues to be quoted on the OTC Markets Group Inc. under the name International Luxury Products, Inc. and the trading symbol “ILXP.” The quotation name and trading symbol used in the OTC Markets are administered through the Financial Industry Regulatory Authority (“FINRA”), and changes to a company’s name and trading symbol in the public marketplace are subject to FINRA review and approval.

The Company intends to submit, or has submitted concurrently with the filing of this Registration Statement, a corporate action request to FINRA to effectuate its name change in the marketplace and to obtain approval for a corresponding trading symbol change. There can be no assurance as to the timing of FINRA’s review or approval, or that the Company’s requested trading symbol will be approved.

During the period in which the Company’s legal name, operating brand, and trading symbol are not aligned, investors and other market participants may experience confusion, which could adversely affect the liquidity, trading volume, and market price of the Company’s common stock.

Our business is dependent on our ability to secure service contracts with third-party mining operators.

Our business model depends on entering into contractual arrangements with third-party mining operators pursuant to which we provide processing, operational, and technical services. We do not currently have any material service contracts in place. Our ability to generate revenue will depend on our success in identifying, negotiating, and executing such agreements on acceptable terms.

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There can be no assurance that we will be able to secure service contracts at all, that any contracts we enter into will be economically viable, or that counterparties will perform their obligations as expected. The loss of anticipated or existing service relationships, or delays in securing contracts, could materially and adversely affect our business and results of operations.

We do not own mineral concessions, mining rights, or mineral reserves, and we rely on third parties for access to mining operations.

We do not own or control mineral concessions, mining licenses, or mineral reserves. Our operations are intended to support third-party mining operators that hold the necessary rights and permits. As a result, we are dependent on the continued operation and regulatory compliance of third-party mining operators.

If a mining operator loses its concession, fails to obtain or maintain required permits, suspends operations, or otherwise ceases mining activities, our ability to provide services and generate revenue related to that operator may be adversely affected. We have limited ability to influence or control the actions of third-party mining operators.

We may require additional capital to execute our business plan, and such capital may not be available on acceptable terms or at all.

The development and execution of our business plan will require capital to fund equipment deployment, infrastructure, working capital, and operational expenses. We may need to raise additional capital through equity or debt financings, strategic transactions, or other funding sources.

There can be no assurance that additional financing will be available when needed or on terms acceptable to us. Any future equity financings may result in dilution to existing stockholders, and debt financings may impose restrictive covenants or obligations. If we are unable to obtain adequate financing, we may be required to delay, scale back, or discontinue planned operations.

Our success depends on key members of management, and the loss of their services could adversely affect our business.

Our business is currently highly dependent on the experience, expertise, and continued services of our executive management. Given our limited personnel and early stage of development, the loss of one or more key members of management could disrupt our operations and delay the execution of our business plan.

We do not currently maintain key person insurance, and we may be unable to attract or retain qualified management or technical personnel as our business develops.

We face significant competition, including from companies with greater resources and operating experience.

The mining services and mineral processing industry is highly competitive. We expect to compete with regional and international service providers, equipment operators, engineering firms, and mining companies that perform processing and operational activities internally.

Many of our competitors have substantially greater financial resources, established customer relationships, operating histories, and personnel than we do. These competitors may be able to offer more favorable pricing, deploy services more quickly, or withstand adverse market conditions better than we can. Our inability to compete effectively could materially and adversely affect our business.

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Our operations may be subject to regulatory, environmental, and permitting requirements in multiple jurisdictions.

Our service activities may be subject to various environmental, health and safety, labor, and operational regulations depending on the jurisdictions in which we operate. While responsibility for mining permits and mineral extraction generally rests with third-party mining operators, our processing and operational support activities may still be subject to regulatory oversight.

Failure to comply with applicable laws or regulations could result in fines, penalties, operational disruptions, or delays. Regulatory changes or increased enforcement could increase our costs or restrict our ability to operate.

Voting Control of the Company is concentrated in the holder of our Series B Preferred Stock, which may limit the Our voting control is concentrated in a single stockholder, which limits the ability of other stockholders to influence corporate matters.

Following the consummation of the change of control transaction, Ricardo Enrique Silva Canelon beneficially owns a majority of the Company’s outstanding voting power, including a majority of the Company’s outstanding shares of common stock and all of the Company’s issued and outstanding shares of Series B Preferred Stock. As a result, Mr. Canelon has the ability to control the outcome of matters submitted to stockholders for approval, including the election of directors, amendments to the Company’s governing documents, and approval of significant corporate transactions.

This concentration of voting control could delay, prevent, or deter a change in control of the Company, limit the ability of other stockholders to influence management or corporate strategy, and may adversely affect the market price and liquidity of the Company’s common stock. The interests of the controlling stockholder may differ from those of other stockholders, and there can be no assurance that decisions made by the controlling stockholder will be in the best interests of all stockholders.

The issuance and potential conversion of our Series A Preferred Stock may result in dilution to holders of our common stock.

We have issued shares of Series A Preferred Stock in connection with asset acquisition transactions. Subject to applicable conversion restrictions and holding periods, shares of Series A Preferred Stock are convertible into shares of our common stock at a stated conversion price.

The conversion of Series A Preferred Stock into common stock would result in dilution to existing holders of common stock. In addition, the perception that such conversion may occur could adversely affect the market price of our common stock. The extent of dilution will depend on the number of shares converted and the timing of any such conversion.

We may issue additional shares of common stock or preferred stock in the future, which could further dilute existing stockholders and adversely affect the market price of our securities.

Our articles of incorporation authorize the issuance of additional shares of common stock and preferred stock without further stockholder approval. We may issue additional securities in connection with financings, acquisitions, compensation arrangements, or other corporate purposes.

Any future issuance of equity securities may dilute the ownership interests of existing stockholders and could adversely affect the market price of our common stock. In addition, securities issued in the future may have rights, preferences, or privileges that are senior to those of our common stock.

Our common stock is quoted on the OTC Markets and may be subject to limited liquidity, price volatility, and reduced investor interest.

Our common stock is quoted on the OTC Markets. Securities quoted on the OTC Markets typically experience lower trading volumes, greater price volatility, and less analyst coverage than securities listed on national securities exchanges.

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As a result, stockholders may experience difficulty buying or selling shares of our common stock at desired prices or at all. The trading price of our common stock may fluctuate significantly and may not reflect the underlying value of our business.

Our common stock may be subject to the “penny stock” rules, which could limit the liquidity of our securities.

If our common stock is deemed to be a “penny stock” under the Securities Exchange Act of 1934, broker-dealers may be subject to additional requirements when engaging in transactions involving our common stock. These requirements may discourage broker-dealers from recommending or executing trades in our securities.

Compliance with penny stock regulations may reduce the liquidity of our common stock and make it more difficult for investors to sell their shares.

There has been no established public trading market for our securities following recent corporate transactions, and an active trading market may not develop.

Although our common stock is currently quoted on the OTC Markets, there has been limited trading activity, and there can be no assurance that an active or liquid trading market will develop or be sustained. The lack of an active market may make it difficult for stockholders to sell shares or obtain accurate market pricing.

Our operations may be subject to political, economic, and regulatory risks associated with international operations.

We intend to conduct a portion of our operations outside of the United States, primarily in Latin America. Operating in international markets involves risks that are different from, and in some cases greater than, those associated with domestic operations. These risks may include changes in laws or regulations, political instability, social unrest, labor disputes, civil disturbances, and changes in economic conditions.

Governments in certain jurisdictions may impose new or modified regulations, taxes, or restrictions on mining-related activities or foreign-owned businesses. Any such changes could adversely affect our ability to conduct operations or increase our costs of doing business.

We may be subject to foreign currency exchange risks and economic instability.

Revenues, costs, and expenses associated with our operations outside the United States may be denominated in foreign currencies. Fluctuations in exchange rates could adversely affect our financial condition and results of operations. We do not currently engage in hedging activities to mitigate foreign currency risk.

Economic instability, inflation, or changes in monetary policy in the jurisdictions in which we operate could also adversely affect demand for our services, operating costs, or the ability of our customers to perform their obligations under service agreements.

Our operations depend on third-party mining operators, and we have limited control over their activities.

Our business model relies on providing services to third-party mining operators. We do not control the mining operations of our clients and are dependent on their ability to maintain active operations, comply with applicable regulations, and perform their contractual obligations.

If a mining operator suspends operations, experiences financial difficulties, fails to obtain or maintain required permits, or otherwise ceases mining activities, our ability to provide services and generate revenue related to that operator may be adversely affected. We have limited ability to mitigate risks arising from the actions or inactions of third-party operators.

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Our operations may be adversely affected by operational challenges and execution risks.

Mining services and mineral processing operations involve inherent operational risks, including equipment failures, downtime, logistical challenges, labor availability issues, and difficulties associated with operating in remote or undeveloped locations.

The successful execution of our business plan will depend on our ability to deploy equipment, coordinate logistics, manage contractors, and operate safely and efficiently. Operational disruptions, accidents, or delays could increase costs, reduce revenue opportunities, or result in liability exposure.

Our business may be indirectly affected by fluctuations in commodity prices.

Demand for mining services and mineral processing activities is influenced by the prices of the commodities being produced by our clients. Declines in commodity prices may result in reduced mining activity, delayed projects, or suspension of operations by mining operators, which could reduce demand for our services.

Although we do not directly own or sell commodities, fluctuations in commodity prices may indirectly affect our business, financial condition, and results of operations.

We may face challenges related to compliance with anti-corruption, trade, and other international regulations.

Our international operations may be subject to laws and regulations relating to anti-corruption, trade controls, sanctions, and other compliance requirements, including the U.S. Foreign Corrupt Practices Act and similar laws in other jurisdictions. Compliance with these laws may impose additional costs and operational burdens.

Any failure to comply with applicable laws or regulations could result in fines, penalties, reputational harm, or restrictions on our ability to conduct operations.

Risks Related to Our Securities and Public Company Status

There is no assurance that an active trading market for our securities will develop or be sustained.

Our common stock is quoted on the OTC Markets; however, there has been limited trading activity in our securities, and there can be no assurance that an active, liquid trading market will develop or be sustained. The absence of an active market may make it difficult for investors to sell their shares at desired prices or at all.

The market price of our common stock may be volatile and subject to significant fluctuations unrelated to our operating performance, including market conditions, investor perception, and limited trading volume.

The price of our common stock may be volatile and subject to significant fluctuations.

The market price of our common stock may fluctuate significantly due to a variety of factors, including changes in our business prospects, operating results, announcements of significant transactions, changes in management, general market conditions, and fluctuations in the trading prices of comparable companies.

In addition, securities traded on the OTC Markets often experience greater volatility than securities listed on national securities exchanges. Such volatility could result in substantial losses to investors.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. We currently intend to retain any future earnings, if any, to fund the development and expansion of our business.

As a result, investors may only realize a return on their investment through an increase in the trading price of our common stock, if any.

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Risks Related to Intellectual Property and Technology

We do not own proprietary technology or registered intellectual property and rely on third-party systems and processes.

We do not currently own issued patents, registered trademarks related to proprietary technology, or exclusive intellectual property rights. Certain aspects of our operations may rely on commercially available software platforms, third-party systems, or operational methodologies that are not owned or controlled by us.

Our reliance on third-party technology may limit our ability to customize systems, protect intellectual property, or prevent competitors from accessing similar tools. Any disruption, termination, or limitation in our access to third-party technology could adversely affect our operations.

Our internally developed processes and methodologies may not be protectable and may be subject to replication.

Certain operational processes, methodologies, and optimization practices that we develop internally may not be eligible for intellectual property protection or may be difficult to protect. Competitors or third parties may independently develop similar processes or replicate aspects of our methodologies without violating our rights. The inability to protect such processes could reduce any competitive advantage we seek to develop.

Risks Related to Being a Reporting Company

We will incur significant costs as a reporting company, which may strain our limited resources.

Upon the effectiveness of this registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, including the requirement to file annual, quarterly, and current reports with the Securities and Exchange Commission.

Compliance with these reporting obligations will require significant management time, accounting resources, legal expenses, and costs associated with internal controls and financial reporting. These costs may be substantial relative to our current level of operations and may divert resources from the development of our business.

We may have difficulty implementing and maintaining effective internal controls over financial reporting.

As a reporting company, we will be required to maintain effective internal control over financial reporting. Given our limited operating history, limited personnel, and reliance on third-party service providers, we may encounter difficulties in designing, implementing, and maintaining adequate internal controls.

If we are unable to maintain effective internal controls, we may be unable to accurately report our financial results, which could result in restatements, regulatory scrutiny, loss of investor confidence, or other adverse consequences.

Failure to comply with reporting obligations could result in penalties and adversely affect our securities.

Failure to timely file required reports or otherwise comply with applicable securities laws and regulations could result in enforcement actions, fines, trading suspensions, or removal from quotation on the OTC Markets.

Any such actions could materially and adversely affect our business, reputation, and the liquidity of our securities.

ITEM 2. FINANCIAL INFORMATION.

The following selected financial information should be read in conjunction with the Company’s audited financial statements and related notes included elsewhere in this registration statement.

The Company has not generated revenue during the periods presented. Accordingly, the selected financial data presented below is limited and does not necessarily reflect future operating results.

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Selected Financial Data

The following table sets forth selected financial data for the periods indicated. This information has been derived from the Company’s audited financial statements.

Fiscal Year Ended	Revenue	Net Loss	Total Assets	Total Liabilities
December 31, 2025	$0	$(46,402)	$0	$429,061
December 31, 2024	$0	$(571,534)	$0	$382,659
December 31, 2023	$0	$(314,827)	$367,200	$178,325

The selected financial data above should be read in conjunction with the audited financial statements and related notes included elsewhere in this registration statement.

No Revenue and Operating Losses

The Company has not generated revenue since inception. The Company has incurred net losses in each period presented, primarily attributable to general and administrative expenses, professional fees, and costs associated with corporate maintenance, asset acquisitions, and management activities.

Limited Financial History

Because the Company has not generated revenue and has undergone changes in control, management, and business focus, the selected financial data presented above may not be indicative of future operating results. Investors should not rely on historical results as an indication of future performance.

ITEM 3. PROPERTIES.

The Company does not own or lease any material real property, manufacturing facilities, or permanent operating facilities.

The Company has acquired, or may acquire access to, certain land parcels and operational sites intended to support equipment storage, staging, processing activities, and logistical support in connection with future service contracts. Any such land or sites are intended to support mining services and mineral processing activities and are not associated with ownership of mineral concessions, mining licenses, or mineral reserves.

Use of land and operational sites, if any, is expected to be project-specific and may involve leased properties, temporary access arrangements, or third-party facilities, depending on the nature of a particular service engagement and geographic location. Responsibility for mining operations, mineral extraction, and related permitting remains with third-party mining operators.

As of the date of this filing, the Company does not operate permanent processing plants or long-term fixed facilities, and no material properties are subject to mortgages, liens, or other encumbrances.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the number of shares of the Company’s common stock beneficially owned as of March 31, 2026, by (i) each person known by the Company to beneficially own more than five percent (5%) of the Company’s outstanding common stock, (ii) each of the Company’s directors and executive officers, and (iii) all directors and executive officers as a group.

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As of March 31, 2026, the Company had 107,670,830 shares of common stock outstanding.

Security Ownership Table

Name of Beneficial Owner	Common Shares Owned	Options Exercisable	Common Shares Beneficially Owned	Percentage of Class
Ricardo Enrique Silva Canelon (1)	81,000,000	0	81,000,000	75.22%
Andrew Gaudet (2)	1,000,000	0	1,000,000	1.00%
All directors and executive officers as a group (2 persons)	82,000,000	0	82,000,000	76.22%

Footnotes:

(1)

Reflects 81,000,000 shares of common stock acquired by Mr. Silva Canelon in connection with a privately negotiated affiliate stock purchase transaction completed in February 2026. Mr. Silva Canelon also owns shares of the Company’s Series B Preferred Stock, which provide him with voting control of the Company.

(2)

Reflects shares of common stock retained by Mr. Gaudet following the sale of his equity interest in the Company to Mr. Silva Canelon in February 2026. Mr. Gaudet serves as a member of the Company’s Board of Directors.

(3)	Percentages are based on 107,670,830 shares of common stock outstanding as of March 31, 2026.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a) Identification of Directors and Executive Officers.

The following sets forth information regarding the Company’s directors and executive officers as of March 31, 2026.

Directors and Executive Officers

Name	Position(s)
Ricardo Enrique Silva Canelon	Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, Chairman of the Board
Andrew Gaudet	Director, Chief Operating Officer

Biographies:

Ricardo Enrique Silva Canelon has served as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and Chairman of the Board of Directors since February 4, 2026.

Mr. Silva Canelon has over ten years of experience in project management, operations, finance, and business development, with a professional background spanning technology services, financial services, logistics, and enterprise systems implementation. Since October 2022, he has served as a Senior Project Manager with Capgemini Engineering, where he has managed enterprise technology and infrastructure projects for multinational clients, including project planning and execution, coordination of cross-functional teams, oversight of cloud and infrastructure initiatives, and engagement with client stakeholders.

From December 2019 to May 2022, Mr. Silva Canelon served as Senior Project Manager – Latin America at Equipnet, Inc., where he managed regional software implementation projects, operational planning initiatives, and business development activities across Latin America and Europe. From June 2016 to January 2019, he was employed by Seaboard de Colombia S.A., an affiliate of Seaboard Marine Ltd., where he served as Senior Inside Sales Account Specialist – LATAM Projects.

Mr. Silva Canelon holds a degree in Public and Institutional Relations with a concentration in finance, business, and economics from Universidad Argentina de la Empresa (UADE). He has also completed additional professional coursework in project management and finance, including entrepreneurship-focused coursework through Harvard Business School.

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Andrew Gaudet has served as a member of the Company’s Board of Directors since October 2022. Mr. Gaudet previously served as the Company’s sole officer and director and later as Chief Operating Officer prior to the Company’s management transition. He currently serves as a non-executive director. He has demonstrated executive leadership abilities with more than 12 years of progressive executive and senior management experience and has managed teams of up to 20 direct reports across Canada, both in-house and remotely, as a senior strategist, analytical thinker, accomplished presenter, and public speaker with superior organizational and time-management skills. Specifically, since July 2013, he has been the Director of Business Development at Anglo Finance Group Ltd., where he has managed over 40 financing projects in construction, manufacturing, healthcare, resource, and renewable energy from initial sale through due diligence to closing. We believe that Mr. Gaudet possesses attributes that qualify him to serve as a member of the Board, including his extensive experience in business development, sales, and finance. Mr. Gaudet does not have any family relationships with any director or executive officer of the Company.

b) Significant Employees.

None.

(c) Family Relationships.

None.

(d) Involvement in Certain Legal Proceedings.

None of the Company’s directors or executive officers has been involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K during the past ten years.

(e) Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to appoint an audit committee and designate a financial expert when it has sufficient resources and operational scale to do so.

(f) Code of Ethics.

We do not currently have a code of ethics.

ITEM 6. EXECUTIVE COMPENSATION

No executive officer or director of the Company has received any cash compensation from the Company since the Company’s inception.

Until such time as the Company acquires additional capital or generates revenue, it is not anticipated that any executive officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. The Company’s executive officers and directors currently devote limited time to the Company’s affairs.

The Company does not maintain any stock option, retirement, pension, bonus, or profit-sharing plans for the benefit of its executive officers, directors, or employees. The Company may consider adopting one or more such plans in the future if and when it determines that doing so would be appropriate.

There are no current understandings, agreements, or arrangements regarding compensation to be paid to the Company’s executive officers or directors in the future that are required to be disclosed pursuant to Item 402 of Regulation S-K. The Company does not have a standing compensation committee or a committee performing similar functions. Compensation matters, if any, are determined by the Board of Directors.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

In February 2026, the Company completed a change of control pursuant to a privately negotiated affiliate stock purchase transaction, under which Andrew Gaudet, a director and controlling shareholder of the Company, sold ninety-eight percent (98%) of his equity interest in the Company, including shares of Series B Preferred Stock and common stock, to Ricardo Enrique Silva Canelon, who is now the Company’s Chief Executive Officer and Chairman of the Board of Directors. The transaction was a private secondary transaction between individuals. The Company was not a party to the transaction and did not issue any securities in connection therewith.

In February 2026, the Company entered into an asset purchase agreement with Francisco Antonio Sbert Mousko, an individual, pursuant to which the Company acquired certain tangible and intangible assets related to mining services and mineral processing operations. As consideration for the asset acquisition, the Company issued 1,000,000 shares of its Series A Preferred Stock. The asset acquisition was separate from and independent of the change of control transaction and did not affect voting control of the Company.

Other than the transactions described above, there have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the Company’s common stock had or will have a direct or indirect material interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policies and Procedures for Related-Party Transactions

The Company does not currently have formal written policies or procedures governing the review, approval, or ratification of related-party transactions. In practice, the Company’s Board of Directors reviews and approves all related-party transactions and matters involving potential conflicts of interest, with consideration given to the fairness of the transaction, the best interests of the Company, and applicable legal and regulatory requirements.

Director Independence

The Company’s Board of Directors currently consists of two members, neither qualify as independent.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not currently a party to any material pending legal proceedings. To the knowledge of management, there are no material legal proceedings threatened or contemplated against the Company by any governmental authority or third party.

There are no material legal proceedings pending against any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(f) of Regulation S-K. None of the Company’s directors or executive officers is a party adverse to the Company in any material legal proceeding.

The Company is not subject to any material environmental, regulatory, or administrative proceedings arising out of its current operations. The Company may, from time to time, become involved in claims or proceedings arising in the ordinary course of business; however, management does not believe that any such matters, individually or in the aggregate, would have a material adverse effect on the Company’s financial condition, results of operations, or business.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

Market Information

The Company’s common stock is currently quoted on the OTC Markets Group Inc. under the trading symbol “ILXP,” which reflects the Company’s former corporate name, International Luxury Products, Inc. The Company has amended its Articles of Incorporation to change its legal name to Ecominas Corp. and has submitted a corporate action request to FINRA to effectuate the name change and a corresponding trading symbol change in the OTC Markets quotation system.

The OTC Markets is a decentralized dealer market and may be subject to limited liquidity and significant price volatility. Investors may experience difficulty reselling shares of the Company’s common stock at desired prices or at all.

Holders

As of March 31, 2026, there were approximately 107 holders of record of the Company’s common stock. The number of record holders does not include beneficial owners whose shares are held in street name by brokers, dealers, or other nominees.

Outstanding Shares

As of March 31, 2026, the Company had 107,670,830 shares of common stock issued and outstanding.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain any future earnings, if any, to fund the development and operation of its business. Accordingly, the Company does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment of dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s financial condition, results of operations, capital requirements, and other factors deemed relevant by the Board.

Transfer Agent

The Company’s transfer agent and registrar is:

Pacific Stock Transfer Company

6725 Via Austi Parkway, Suite 300

Las Vegas, Nevada 89119

Telephone: (702) 361-3033

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Company has issued the following unregistered securities:

Series A Preferred Stock Issuance

In February 2026, the Company entered into an asset purchase agreement with Francisco Antonio Sbert Mousko, an individual, pursuant to which the Company acquired certain tangible and intangible assets related to mining services and mineral processing operations. As consideration for the asset acquisition, the Company issued 1,000,000 shares of its Series A Preferred Stock, par value $0.0001 per share, with a stated value of $1.00 per share.

The Series A Preferred Stock was issued in a private transaction pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. The securities are restricted securities and were issued without registration under the Securities Act. No underwriting discounts or commissions were paid in connection with the issuance.

The issuance of the Series A Preferred Stock did not result in a change of control of the Company.

24

Prior Issuances

The Company has made other issuances of unregistered securities in prior periods in connection with asset acquisitions, employment arrangements, and corporate restructuring activities, all of which were disclosed at the time of issuance in the Company’s public filings or disclosures. No securities were issued by the Company in connection with the February 2026 affiliate stock purchase transaction, which was a private secondary transaction between individuals.

ITEM 11. DESCRIPTION OF SECURITIES

The following summary of the Company’s securities does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, and the applicable certificates of designation relating to the Company’s preferred stock.

Authorized Capital Stock

The aggregate number of shares that the Company is authorized to issue is One Billion (1,000,000,000) shares, consisting of:

•	Seven Hundred Million (700,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and
•	Three Hundred Million (300,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), issuable in one or more series as determined by the Board of Directors.

As of March 31, 2026, the Company had:

•	107,670,830 shares of common stock issued and outstanding;
•	1,010,000 shares of Series A Preferred Stock issued and outstanding; and
•	10,000,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except as otherwise required by law or as provided by the terms of any outstanding series of preferred stock. Holders of common stock do not have cumulative voting rights.

Subject to any preferential rights of outstanding preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has never declared or paid cash dividends on its common stock.

In the event of liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any liquidation preferences of outstanding preferred stock.

Holders of common stock have no preemptive, subscription, redemption, or sinking fund rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock — General

The Company’s Articles of Incorporation authorize the Board of Directors to issue preferred stock in one or more series and to establish the designation, rights, preferences, privileges, and restrictions of each series without further stockholder approval, except as required by law. These rights may include voting rights, dividend rights, conversion rights, redemption provisions, liquidation preferences, and other terms.

The Company has designated Series A Preferred Stock and Series B Preferred Stock.

25

Series A Preferred Stock

As of the date of this Registration Statement, the Company has designated up to 10,000,000 shares of Series A Preferred Stock, of which 1,010,000 shares are issued and outstanding.

•	Ranking: Senior to the Company’s common stock and any securities expressly designated as junior to the Series A Preferred Stock.
·	Voting Rights: No voting rights.
·	Dividends: No fixed dividend rights; dividends may be paid only if and when declared by the Board of Directors, in its sole discretion.
·	Holding Period: Shares must be held for at least 18 months from issuance before they may be converted into common stock.
·

Conversion Rights: Convertible at the holder’s option after the one-year anniversary of issuance, subject to a 4.99% beneficial ownership limitation. Conversion occurs at a price of $1.00 per share (subject to adjustment), with the number of common shares issued determined based on the applicable conversion ratio.

·	Liquidation Rights: Holders participate in distributions on an equal basis with common stockholders, subject to any senior preferred stock then outstanding.

The issuance of the Series A Preferred Stock did not result in a change of control of the Company.

Series B Preferred Stock

As of the date of this Registration Statement, the Company has 10,000,000 shares of Series B Preferred Stock authorized, all of which are issued and outstanding. The Series B Preferred Stock has a stated value of $0.0001 per share. Additional characteristics of the stock are below:

·	Ranking: Senior to the Company’s common stock and pari passu with the Series A Preferred Stock in liquidation.
·	Conversion Rights: Not convertible into common stock.
·	Voting Rights: Entitled to vote together with common stockholders as a single class.
Each share carries voting power equal to 200 votes per share, providing significant voting influence.
·	Liquidation Rights: Entitled to receive distributions prior to any distributions to common stockholders, on parity with Series A Preferred Stock.

Ownership of the Series B Preferred Stock does not, by itself, constitute the exclusive means of obtaining voting control of the Company. Voting control of the Company may be obtained through ownership of a majority of the Company’s outstanding voting power, which may be held through ownership of common stock alone or in combination with ownership of Series B Preferred Stock.

The Series B Preferred Stock does not have any conversion rights, dividend rights, or liquidation preference, unless otherwise provided in the applicable Certificate of Designation. The Series B Preferred Stock is not listed for trading on any securities exchange or quotation system, and there is no established public market for such securities.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation and Bylaws provide for the indemnification of the Company’s directors, officers, employees, fiduciaries, and agents to the fullest extent permitted by the Nevada Revised Statutes.

Under the Company’s Articles of Incorporation, every person who was or is a party, or is threatened to be made a party, to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent legally permissible under Nevada law from time to time against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred in connection therewith.

The right to indemnification provided by the Company’s Articles of Incorporation constitutes a contractual right and is not exclusive of any other rights to which such persons may be entitled under the Company’s Bylaws, any agreement, vote of stockholders, provision of law, or otherwise.

The Company’s Board of Directors is authorized to adopt Bylaws providing for indemnification to the fullest extent permitted by Nevada law and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company against any liability asserted against such person and incurred in any such capacity, whether or not the Company would have the power to indemnify such person under Nevada law.

26

The Company’s Articles of Incorporation further provide that the private property of the Company’s stockholders, directors, and officers shall not be subject to the payment of corporate debts to any extent whatsoever.

In addition, the Company’s Articles of Incorporation eliminate personal liability of directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such liability arises from (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of dividends in violation of Nevada Revised Statutes.

The foregoing summary is qualified in its entirety by reference to the Company’s Articles of Incorporation, Bylaws, and the applicable provisions of the Nevada Revised Statutes.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required to be filed as part of this Registration Statement are included in Item 15 of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The Company has not had any change in its independent registered public accounting firm, and there have been no disagreements between the Company and its independent registered public accounting firm on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

The following financial statements of the Company are filed as part of this Registration Statement:

(i)	Balance Sheets as of December 31, 2025 and December 31, 2024;
(ii)	Statements of Operations for the years ended December 31, 2025 and December 31, 2024;
(iii)	Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2025 and December 31, 2024;
(iv)	Statements of Cash Flows for the years ended December 31, 2025 and December 31, 2024; and
(v)	Notes to Financial Statements.

The Company’s financial statements have been audited by an independent registered public accounting firm, whose report is included herein.

(b) Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation*
3.2	Bylaws*
10.1	Asset Purchase Agreement*
23.1	Consent of Independent Registered Public Accounting Firm*

*Filed herewith

All schedules and exhibits not listed above are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

27

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ECOMINAS CORP. (formerly known as International Luxury Products, Inc.)

Dated: April 9, 2026	/s/ Ricardo Enrique Silva Canelon
Ricardo Enrique Silva Canelon
Chief Executive Officer President Chief Financial Officer Principal Executive Officer Principal Financial Officer Principal Accounting Officer Chairman of the Board of Directors

28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ecominas Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ecominas Corp. (“the Company”) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2025. Spokane, Washington
April 9, 2026

F-1

ECOMINAS CORP

(FKA INTERNATIONAL LUXURY PRODUCTS, INC.,)

BALANCE SHEETS

(AUDITED)

ASSETS	December 31, 2025		December 31, 2024

Cash		$-		$-
Total assets		-		-

Intangible assets		-		-
	$		$
Total assets		-		-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses		$239,578		$222,488
Notes payable		115,405		86,093
Notes payable - related party		68,785		68,785
Due to related parties		5,293		5,293
Total current liabilities		429,061		382,659

Total liabilities		429,061		382,659

Commitments and Contingencies (Note 7)		-		-

Series A Preferred stock, par value $0.0001 per share; 10,000,000 authorized and 10,000 and 10,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively		-		-
Series B Preferred stock, par value $0.0001 per share; 10,000,000 authorized and 5,000,000 and 5,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively		500		500
Common Shares 700,000,000 authorized shares, par value $0.0001 107,670,830 and 107,670,830 shares issued and outstanding as of December 31, 2025 and 2024, respectively		10,768		10,768
Additional paid-in capital		5,014,863		5,014,863
Accumulated deficit		(5,455,192)		(5,408,790)
Total stockholders' deficit		(429,061)		(382,659)

Total liabilities and stockholders' deficit		-		-

The accompanying notes are an integral part of these financial statements.

F-2

ECOMINAS CORP

(FKA INTERNATIONAL LUXURY PRODUCTS, INC.,)

STATEMENTS OF OPERATIONS

(AUDITED)

	For the years ended
	December 31
	2025	2024

Sales	$-	$-

Operating expenses
Professional fees	35,090	560,450
General and administrative	1,643	4,063
Total operating expenses	36,733	564,513

Loss from operations	(36,733)	(564,513)

Other expenses
Interest expense	(9,669)	(7,021)
Total other expenses	(9,669)	(7,021)

Net loss before tax provision	(46,402)	(571,534)
Tax provision	-	-
Net loss	(46,402)	(571,534)

Net loss per common share: basic and diluted	$(0.00)	$(0.01)
Weighted average common shares outstanding -
basic and diluted	107,670,830	107,670,830

The accompanying notes are an integral part of these financial statements.

F-3

ECOMINAS CORP

(FKA INTERNATIONAL LUXURY PRODUCTS, INC.,)

STATEMENT OF STOCKHOLDERS' DEFICIT

(AUDITED)

	Series A		Series B
	Preferred		Preferred		Common		Paid-In	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance, December 31, 2023	10,000	-	5,000,000	$500	107,670,830	$10,768	$5,014,863	$(4,837,256)	$188,875
Net loss	-	-	-	-	-	-	-	(571,534)	(571,534)
Balance, December 31, 2024	10,000	-	5,000,000	$500	107,670,830	$10,768	$5,014,863	$(5,408,790)	$(382,659)
Net loss	-	-	-	-	-	-	-	(46,402)	(46,402)
Balance, December 31, 2025	10,000	-	5,000,000	$500	107,670,830	$10,768	$5,014,863	$(5,455,192)	$(429,061)

The accompanying notes are an integral part of these financial statements.

F-4

ECOMINAS CORP

(FKA INTERNATIONAL LUXURY PRODUCTS, INC.,)

STATEMENTS OF CASHFLOWS

(AUDITED)

	For the years ended
	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities
Net loss	$(46,402)	$(571,534)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	-	367,200
Changes in assets and liabilities
Accounts payable and accrued expenses	17,090	176,373
Net cash used in operating activities	(29,312)	(27,961)

Cash Flows from Financing Activities
Proceeds from notes payable	29,312	27,961
Net cash provided by financing activities	29,312	27,961

Net decrease in cash	$-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

ECOMINAS CORP

(FKA INTERNATIONAL LUXURY PRODUCTS, INC.,)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

December 31, 2025 and 2024

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

The Company was incorporated on August 22, 1995 as a Nevada corporation under the name H. Herbig Land & Livestock Incorporated. From the date of incorporation to December 2, 1997 the Company had no significant operating activities. On December 2, 1997, the Company entered a purchase agreement with Mr. William E. Edwards to purchase the name Dermalay Industries, Inc., and inventory owned by Mr. Edwards in exchange for 2,550,000 shares of common stock. The Company is deemed to have entered the development stage effective December 2, 1997.

On May 12, 2023, the Company’s Board of Directors approved a One for Three Hundred (1-for-300) Reverse Stock Split of the issued and outstanding shares of Common Stock. As of the date of filing the reverse split has not been approved by FINRA and as such the financial statements have not been retroactively restated to reflect the split.

On May 13, 2023, the Company filed Certificate of Change to its Articles of Incorporation, as amended, with the Secretary of Nevada to change the Company’s corporate name to Maya Innovations Corp.

On March 20, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), by and among the Company, on the one hand, (“Buyer”), and Maya Innovations, LLC (“MILLC”) and Maya Praveen Kumar, an individual (“Kumar”) and the sole-officer, director, and shareholder of MILLC, on the other hand (collectively, MILLC and Kumar are hereinafter referred to as the “Seller”) whereby the Company acquired various artificial intelligence related assets from the Seller for use in the healthcare industry. On September 15, 2023, the Company, and Maya Praveen Kumar, an individual (“Maya”) entered into an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Asset Purchase Agreement (“Original APA”) executed by and between the Company and Maya on March 20, 2023. The Parties mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company returned all the Assets acquired per the Original APA once Maya has cancelled, and returned to the Company’s treasury, the 3,000,000 restricted shares of the Company’s common stock and 1,000,000 shares of the Company’s Series A Preferred Stock that were issued per the terms of the Original APA.

On the same day the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), by and among the Company and Pure North Analytics, an unincorporated company based out of Dubai (“PNA”) and Tejas Bansilal Parikh, an individual (“Parikh”) (collectively, PNA and Parikh are hereinafter referred to as the “Seller”) whereby the Company acquired various artificial intelligence related assets from the Seller relating to artificial intelligence tailored for financial markets. Specifically, PNA's expertise lies in predicting future share prices for Fortune 1000 companies that adhere to ESG (Environmental, Social, and Governance) standards, which significantly influence investor decisions. This tool can be offered by brokerages and financial institutions to their clients via subscription, empowering them to make well-informed investment choices. Collectively, all intellectual property, proprietary and nonproprietary technology, know-how, and all other assets of the Seller that maybe, directly, or indirectly, applied to the artificial intelligence field insofar as the financial industry are referred to hereinafter as the “Acquired Assets.” In exchange for the Acquired Assets, the Company issued 6,000,000 restricted shares of its common stock (the “Common Shares”). Each of the Corporation and Seller shall make customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement Pursuant to the terms of the Purchase Agreement.

F-6

In connection with the foregoing, on September 26, 2023, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Tejas Bansilal Parikh (the “Mr. Parikh”) whereby Mr. Parikh has agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors.

Additionally, the Company received notice of resignation from Andrew Gaudet (“Gaudet”) from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and, Secretary of the Company (the “Resignation”). Gaudet’s resignation from such positions was not the result of any disagreements between Gaudet and the Company relating to the Company’s operations, policies, or practices.

Gaudet shall retain his position as a member of the Company’s Board of Directors until his resignation or until a successor is duly appointed at a meeting of the Company’s Shareholders.

On September 21, 2023, the Company’s Board of Directors, approved changing the Company name from Maya Innovations Corp. to Pure North Analytics Corp.

On November 16, 2023, the Company’s Board of Directors, approved changing the Company name back to International Luxury Products, Inc.

On February 10, 2026, the Company filed Certificate of Change to its Articles of Incorporation, as amended, with the Secretary of Nevada to change the Company’s corporate name to Ecominas Corp. In addition to the name change the Company also underwent a change in control through a private transaction. As part of the change of control Tejas Bansilal Parikh resigned from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary of the Company and the Company appointed Mr. Silva Canelon to these positions.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Management is of the opinion that all necessary adjustments have been made to make these financial statements not misleading.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the year ended December 31, 2025, the Company incurred net losses of $46,402, and accumulated deficits of $5,455,192. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

F-7

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

The Company evaluates indefinite-lived intangible assets for impairment based on a two-step process. A qualitative assessment is first performed to determine whether it is more likely than not that the asset’s fair value is less than its carrying amount. If this assessment indicates potential impairment, a quantitative test is performed by comparing the asset’s carrying amount to the estimated future undiscounted cash flows. If the carrying amount exceeds the expected cash flows, an impairment loss is recognized for the amount by which the carrying value exceeds fair value.

Income taxes

The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-8

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract;

(iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

F-9

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 2025 and 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at December 31, 2025 and 2024.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. This ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company adopted the ASU and determined that its adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures. As defined in the ASU, operating segments are components of an enterprise about which discrete financial information is regularly provided to the CODM in making decisions on how to allocate resources and assess performance for the organization. The Company operates and manages its business as one reportable and operating segment. The Company’s CODM is the Chief Executive Officer. The Company’s CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires additional disclosures related to rate reconciliation, income taxes paid, and other disclosures. Under ASU 2023-09, for each annual periods presented, public entities are required to (1) disclose specific categories in the tabular rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires all reporting entities to disclose on an annual basis the amount of income taxes paid disaggregated by federal, state, and foreign taxes as well as the amount of income taxes paid by individual jurisdiction. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024, and can be applied on a prospective basis with an option to apply the standard retrospectively. Early adoption is permitted. The Company has evaluated the impact of ASU 2023-09 on its financial statements and has concluded that is does not have a significant impact on it financial statements.

The Company does not believe that other standards, which have been issued but are not yet effective, will have a significant impact on its financial statements.

F-10

NOTE 4 –NOTES PAYABLE

Promissory notes payable as of December 31, 2025 and 2024 consists of the following:

December 31, 2025	December 31, 2024
$8,012	$8,012
3,590	3,590
5,650	5,650
5,000	5,000
10,000	10,000
8,000	8,000
7,880	7,880
10,000	10,000
3,500	3,500
750	750
169	169
3,000	3,000
10,000	10,000
1,102	1,102
6,000	6,000
3,440	3,440
10,000	-
594	-
4,500	-
5,000	-
5,000	-
700	-
3,000	-
518	-
$115,405	$86,093

F-11

During the year ended December 31, 2025 and 2024, the Company had promissory notes amounting to $115,405 and  $86,093 due to the same noteholder, respectively of which $29,312 were issued during the year ended December 31, 2025 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand.

During the year ended December 31, 2025 and 2024, the Company recorded interest expense related to these notes of $9,669 and $7,021, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company has historically engaged in and may continue to engage in certain business transactions with related parties, including the issuance of notes payable. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis due to the absence of free market forces that naturally exist in business dealings between two or more unrelated entities. Related party transactions may not always be favorable to our business and may include terms, conditions and agreements that are not necessarily beneficial to or in best interest of our company.

NOTES PAYABLE – Related Party

Notes payable – Related party as of December 31, 2025 and 2024 consists of the following:

December 31, 2025	December 31, 2024
$6,910	$6,910
23,247	23,247
38,628	38,628
$68,785	$68,785

As of December 31, 2025 and 2024, the Company had various promissory notes due to officers and shareholders amounting to $68,785. The notes carry an interest rate of 0% and are due upon demand.

Due to related Party

As of December 31, 2025 and 2024, the Company had amount due to related parties of $5,293 and $5,293, respectively. These advances carry 0% and are due upon demand.

F-12

NOTE 6 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 7 – INCOME TAXES

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of December 31, 2025 and 2024, are as follows:

	December 31,	December 31,
	2025	2024
Net operating loss carryforward	$(5,455,192)	$(5,408,790)
Statutory tax rate	21%	21%
Deferred tax asset	(1,145,590)	(1,135,846)
Less: Valuation allowance	1,145,590	1,135,846
Net deferred asset	$-	$-

As of December 31, 2025 and 2024, the Company had approximately $5.46 and $5.41 million in net operating losses (“NOLs”), respectively that may be available to offset future taxable income. NOLs generated in tax years prior to December 31, 2019 can be carryforward for twenty years, whereas NOLs generated after December 31, 2019 can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards is subject to annual limitations following greater than 50% ownership changes.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 0% in 2025 and 2024, and the income tax net expense included in the statements of operations for the years ended December 31, 2025 and 2024 is as follows:

	2025		2024
	Amount	Percentage	Amount	Percentage
Loss for the year	(46,402)		(571,534)
Tax benefit at federal statutory rate	$(9,744)	21%	$(120,022)	21%
State income taxes, net of federal benefit*	-	0%	-	0%
Permanent differences	9,744	0%	120,022	0%
Change in valuation allowance	-	0%	-	0%

F-13

NOTE 8 – STOCKHOLDERS’ EQUITY

As of December 31, 2025 and 2024, the Company had 107,670,830 and 107,670,830 shares of common stock, 10,000 and 10,000 shares of Series A Preferred Stock, and 5,000,000 and 5,000,000 shares of Series B Preferred Stock issued and outstanding, respectively.

On May 12, 2023, the Company’s Board of Directors approved a One for Three Hundred (1-for-300) Reverse Stock Split of the issued and outstanding shares of Common Stock. As of the date of filing the reverse split has not been approved by FINRA and as such the financial statements have not been retroactively restated to reflect the split.

On October 12, 2023, the Board of Directors authorize an amendment to the articles of Incorporation to specifically increase the authorized shares to One Billion (1,000,000,000), consisting of; (i) Seven Hundred Million (700,000,000) shares of Common Stock, par value $0.0001 per share, Three Hundred Million (300,000,000) shares of preferred stock, par value $0.0001 per share which are issuable in one or more Series; to designate 10,000,000 preferred shares as Series A Preferred Stock and, (iv) to designate 10,000,000 preferred shares as Series B Preferred Stock.

On September 22, 2023, the Company issued 36,000,000 restricted shares of common stock valued at $489,600 for prepaid services of which $0 and $367,200 was expensed during the years ended December 31, 2025 and 2024 respectively.

NOTE 9 – SUBSEQUENT EVENTS

On February 5, 2026, the Company entered into an Asset Purchase agreement whereby the Company acquired various physical and intangible assets for 1,000,000 shares of Series A Preferred Stock.

On February 10, 2026, the Company filed Certificate of Change to its Articles of Incorporation, as amended, with the Secretary of Nevada to change the Company’s corporate name to Ecominas Corp. In addition to the name change the Company also underwent a change in control through a private transaction. As part of the change of Tejas Bansilal Parikh resigned from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary of the Company and the Company appointed Mr. Silva Canelon to these positions.

In accordance with ASC 855 the Company’s management reviewed all material events through April 7, 2026, and noted no additional material subsequent events.

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